Exhibit 99.1

Investcorp Credit Management BDC, Inc. Announces CEO Transition

NEW YORK – May 13, 2024 – Investcorp Credit Management BDC, Inc. (formerly CM Finance Inc.) (NASDAQ: ICMB) (“ICMB” or the “Company”), today announced that the Company’s President, Suhail A. Shaikh, has been appointed Chief Executive Officer, effective immediately. Outgoing CEO Michael C. Mauer will remain Chairman of the Board of Directors. Concurrently, Mr. Mauer has been appointed Vice Chairman of Private Credit at Investcorp.

Mr. Shaikh joined Investcorp in January 2023 and has served as the Company’s President since February 2023 and as a member of the Board of Directors since September 2023. Messrs. Mauer and Shaikh have served together as Co-Chief Investment Officers of the Company’s external investment adviser, CM Investment Partners LLC (the “Adviser”) since January 2023. Mr. Shaikh will become the Adviser’s sole Chief Investment Officer.

“It is an honor to be named CEO of ICMB, and I look forward to driving our business of lending to middle market companies to support their growth,” said Mr. Shaikh. “The current lending environment favors alternative lenders such as business development companies, and we are positioned well to execute our business strategy in the current market.”

“I’m proud of the lending platform we’ve built over the years and look forward to supporting Suhail, the Board, and the investment team as they seek to grow the ICMB platform,” said Mr. Mauer.

About Investcorp Credit Management BDC, Inc.

The Company is an externally-managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s primary investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation by investing in debt and related equity investments of privately held middle-market companies. The Company seeks to invest primarily in middle-market companies that have annual revenues of at least $50 million and earnings before interest, taxes, depreciation, and amortization of at least $15 million. The Company’s investment activities are managed by its investment adviser, CM Investment Partners LLC. To learn more about Investcorp Credit Management BDC, Inc., please visit www.icmbdc.com.

Forward-Looking Statements

Statements included herein may contain “forward-looking statements,” which relate to future performance or financial condition, are based upon current expectations and are inherently uncertain. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties and other factors, some of which are beyond the Company’s control, including changes in base interest rates and significant market volatility on the Company’s business, its portfolio companies, its industry and the global economy. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein, except as required by law. All forward-looking statements speak only as of the date of this press release.

CONTACT:

Investcorp Credit Management BDC, Inc.

Investor Relations

Email: ICMBinvestorrelations@investcorp.com

Phone: 212-703-1154